Exhibit 99.1

IsoRay Announces FDA Clearance of GammaTile™ Therapy for the Treatment of Recurrent Brain Neoplasms

GammaTile Therapy is the Next Step in the Expansion of Cesium to Additional Markets

RICHLAND, Wash., July 09, 2018 (GLOBE NEWSWIRE) -- IsoRay, Inc. (NYSE American: ISR), a medical technology company and innovator in seed brachytherapy and medical radioisotope applications for the treatment of prostate, brain, lung, head and neck and gynecological cancers and GT Medical Technologies, Inc., today announced the receipt of FDA 510(k) regulatory clearance for the brachytherapy technology, known as GammaTile™ Therapy that incorporates proprietary Cesium-131 seeds within customizable collagen-based carriers for the treatment of recurrent brain tumors.

IsoRay Medical, Inc., a wholly owned subsidiary of IsoRay, Inc., and GT Medical Technology had previously executed a collaborative development agreement and an exclusive ten-year supply agreement for GammaTile Therapy.  GammaTile leverages Cesium-131’s unique ability to deliver a highly targeted dose of intense radiation treatment while limiting radiation exposure to surrounding tissue.  The Centers for Medicare and Medicaid Services (CMS) has already clarified the coding for GammaTile in the hospital setting by assigning GammaTile Therapy to a new, specific ICD-10-PCS code.  Now that the FDA has issued regulatory clearance for GammaTile, the therapy can be made available in the near future to patients served by hospitals throughout the United States.

The new technology add-on (NTAP) program would qualify us for additional payments in the inpatient hospital setting under Medicare beyond what is currently available.  However, the date of the FDA clearance will not qualify for the current NTAP application cycle.  Therefore, GammaTile will need to re-submit for consideration under the NTAP program for fiscal year 2020, which begins on October 1, 2019.

“We are very excited that our partnership with IsoRay Medical has resulted in this new opportunity to provide an innovative solution for the hundreds of thousands of patients with recurrent brain tumors,” said Matthew E. Likens, President and CEO of GT Medical Technologies.  “As we worked to gain approval, GammaTile Therapy was implanted in over 100 patients in an IRB- approved study at the Barrow Neurological Institute in Phoenix, AZ.  We believe that experience will be a solid foundation for us to expand access to this important advancement in brain tumor therapy.”

“GammaTile Therapy utilizes Cesium-131 brachytherapy seeds to deliver a fast-acting therapeutic dose to the tumor bed,” said Lori Woods, Interim Chief Executive Officer of IsoRay, Inc. “The unique properties of Cesium-131 have started to revolutionize brain brachytherapy treatment, and GammaTile Therapy should help to accelerate the adoption of these procedures.  We look forward to working closely with GT Medical Technologies to support access to this critical treatment for patients with recurrent brain tumors.”

About GT Medical Technologies, Inc.
GT Medical Technologies, Inc., a privately held company based in Arizona, has a corporate purpose of improving the lives of patients with brain tumors.  GT Medical Technology has developed a proprietary approach, protected by 10 issued U.S. patents and a number of foreign equivalents, for the treatment of brain tumors by combining a conformable collagen matrix with Cesium-131 seeds.  In December of 2017, the company completed a multi-million-dollar seed round of investment capital financing, led by MedTech Venture Partners, and was awarded an Arizona Innovation Challenge grant in the amount of $250,000.  To learn more about GT Medical Technologies, please visit www.gtmedtech.com.

About IsoRay, Inc.
IsoRay, Inc., through its subsidiary, IsoRay Medical, Inc. is the sole producer of Cesium-Blu brachytherapy seeds, which are expanding brachytherapy options throughout the body. Learn more about this innovative Richland, Washington company and explore the many benefits and uses of Cesium-131 by visiting www.isoray.com. Join us on Facebook/IsoRay. Follow us on Twitter @IsoRay.

Safe Harbor Statement

Statements in this news release about IsoRay’s future expectations including: the advantages of our products and their delivery systems, whether interest in and use of the GammaTile™ Therapy will increase or continue, our ongoing relationship with GT Medical Technologies, Inc., will receive 510(k) through the new technology add-on (NTAP) program, the success of continued development of GammaTile™, patient results from use of GammaTile™ therapy, the perception by patients of quality of life outcomes, and all other statements in this release, other than historical facts, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (“PSLRA”). This statement is included for the express purpose of availing IsoRay, Inc. of the protections of the safe harbor provisions of the PSLRA. It is important to note that actual results and ultimate corporate actions could differ materially from those in such forward-looking statements based on such factors as physician acceptance, training and use of GammaTile™, our collective ability to successfully manufacture the GammaTile™ product, our collective ability to manufacture GammaTile™ in sufficient quantities to meet demand within required delivery time periods while meeting our collective quality control standards for both companies involved, our collective ability to enforce our intellectual property rights, whether additional studies are released and support the conclusions of past studies, whether ongoing patient results with our GammaTile™ products are favorable and in line with the conclusions of clinical studies and initial patient results, patient results achieved when our products are used for the treatment of cancers and malignant diseases, successful completion of future research and development activities, including those related to the GammaTile™ product, whether we, our distributors and our customers will successfully obtain and maintain all required regulatory approvals and licenses to market, sell and use our products in its various forms, continued compliance with ISO standards, the procedures and regulatory requirements mandated by the FDA for 510(k) approval and reimbursement codes, the timing of our NTAP approval, changes in laws and regulations applicable to our products, the scheduling of physicians who either delay or do not schedule patients in periods anticipated, the use of competitors products in lieu of our products, and other risks detailed from time to time in IsoRay’s reports filed with the SEC. Unless required to do so by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts:

IsoRay, Inc.

info@isoray.com

(509) 375-1202

Investors:

Stephanie Prince, Managing Director

PCG Advisory Group

sprince@pcgadvisory.com

(646) 762-4518